RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001

Pricing Supplement Dated November 30, 2018 To the Product Prospectus Supplement Dated September 10, 2018, and the Prospectus Supplement and Prospectus, Each Dated September 7, 2018	$2,800,000 Geared Buffered Reverse Convertible Notes due December 4, 2019 Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index

Royal Bank of Canada is offering Geared Buffered Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the Lesser Performing of one exchange traded fund and one equity index (each, a “Reference Asset” and collectively, the “Reference Assets”). The RevCons offered are senior unsecured obligations of Royal Bank of Canada, will pay a monthly coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement, as set forth below.
The RevCons do not guarantee any return of principal at maturity. All payments on the RevCons are subject to our credit risk.
Investing in the RevCons involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated September 7, 2018, “Additional Risk Factors Specific to Your Notes” beginning on page PS-4 of the product prospectus supplement dated September 10, 2018 and “Selected Risk Considerations” beginning on page P7 of this pricing supplement.
The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	November 30, 2018	Principal Amount:	$1,000 per RevCon
Issue Date:	December 5, 2018	Coupon Payments:	The coupon will be paid in monthly installments at the rate of 6.05% per annum
Reference Assets	Initial Level*	Buffer Level
iShares® MSCI EAFE ETF (“EFA”)	$63.04	$50.43, which is 80.00% of the Initial Level, rounded to two decimal places
Russell 2000® Index (“RTY”)	1,525.387	1,220.310, which is 80.00% of the Initial Level, rounded to three decimal places
*For the EFA, the Initial Level was its closing price, and for the RTY, its closing level, on November 29, 2018.
Final Level:	For the EFA, its closing price, and for the RTY, its closing level, on the Valuation Date
Payment at Maturity (if held to maturity):
For each $1,000 principal amount, $1,000 plus any accrued and unpaid interest at maturity, unless the Final Level of either Reference Asset is less than its respective Buffer Level.
If the Final Level of either Reference Asset is less than its Buffer Level, then the investor will receive at maturity, instead of the principal amount, in addition to accrued and unpaid interest, an amount in cash equal to the sum of:
(a) $1,000 plus (b) the product of (i) $1,000 times (ii) the sum of the Percentage Change of the Lesser Performing Reference Asset plus 20.00% times (iii) the Downside Multiplier:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset + 20.00%) x 1.25]
Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of either Reference Asset below its Buffer Level.

Monitoring Period:	The Valuation Date.
Physical Delivery Amount:	Not applicable.
Cusip	Coupon Rate	Principal Amount	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
78013XTE8	6.05% per annum	$2,800,000	100%	$0 0%	$2,800,000 100%

The initial estimated value of the Notes as of the Trade Date is $998.59 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Geared Buffered Reverse Convertible Notes (“RevCons” or the “Notes”) linked to the lesser performing of the following (each, a “Reference Asset,” and collectively, the “Reference Assets”):
(i) the shares of the iShares® MSCI EAFE ETF (the “EFA”); and
(ii) the Russell 2000® Index (the “RTY”);
See “Additional Terms of your Notes Relating to the RTY” below.

Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Medium-Term Notes, Series H
Trade Date (Pricing Date):	November 30, 2018
Issue Date:	December 5, 2018
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Coupon Rate:	6.05% per annum.
Coupon Payment Dates:
The coupon will be paid in monthly installments on January 4, 2019, February 1, 2019, March 5, 2019, April 3, 2019, May 2, 2019, June 3, 2019, July 3, 2019, August 1, 2019, September 4, 2019, October 3, 2019, November 1, 2019 and the Maturity Date, subject to postponement as set forth in the product supplement.

Record Dates:
The record date for each Coupon Payment Date will be the date one business day prior to that scheduled Coupon Payment Date; provided, however, that any coupon payable at maturity will be payable to the person to whom the payment at maturity will be payable.

Valuation Date:	November 29, 2019
Maturity Date:	December 4, 2019
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Percentage Change:	Expressed as a percentage, an amount equal to:
Initial Levels:	As set forth on the cover page.
Buffer Levels:	As set forth on the cover page.

P2	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Final Levels:	For the EFA, the Initial Level its closing price, and for the RTY, its closing level, on the Valuation Date.
Downside Multiplier:	1.25
Payment at Maturity (if held to maturity):
For each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Level of either Reference Asset is less than its Buffer Level.
If the Final Level of either Reference Asset is less than its Buffer Level, then the investor will receive at maturity, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, an amount in cash equal to the sum of:
(a) $1,000 plus (b) the product of (i) $1,000 times (ii) the sum of the Percentage Change of the Lesser Performing Reference Asset plus 20.00% times (iii) the Downside Multiplier:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Asset + 20.00%) x 1.25]
Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the Final Level of either Reference Asset.

Monitoring Period:	The Monitoring Period will consist solely of the Valuation Date.
Monitoring Method:	Close of Trading Day.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to either of the Reference Assets will result in the postponement of the Valuation Date as to that Reference Asset, as described in the product prospectus supplement, but not to a non-affected Reference Asset.

Calculation Agent:	RBC Capital Markets, LLC
Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None
Settlement:	DTC global note
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and on pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P3	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 10, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully, including “Additional Terms Relating to the RTY.”
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 10, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement dated September 10, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038094/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P4	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of either Reference Asset.  The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the Final Level of each Reference Asset relative to its Initial Level.  We cannot predict the actual performance of each Reference Asset.
The table below illustrates the Payment at Maturity of the notes (excluding the final Coupon Payment) for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming an Initial Level of 100.00, a Buffer Level of 80.00 and an initial investment of $1,000. Hypothetical Final Levels are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Level of the EFA and no market disruption events. The second column shows the Payment at Maturity for a range of Final Levels on the Valuation Date.  The third column shows the Payment at Maturity as a percentage of the principal amount. The last column shows the hypothetical Payment at Maturity per $1,000 in principal amount of the Notes.
We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset for purposes of calculating the payment, if any, we will deliver or pay on the Maturity Date.
Hypothetical Final Level of the Lesser Performing Reference Asset	Percentage Change	Payment at Maturity as Percentage of Principal Amount	Hypothetical Payment at Maturity
150.00	50.00%	100.00%	$1,000.00
130.00	30.00%	100.00%	$1,000.00
120.00	20.00%	100.00%	$1,000.00
110.00	10.00%	100.00%	$1,000.00
100.00	$0.00%	100.00%	$1,000.00
90.00	-10.00%	100.00%	$1,000.00
85.00	-15.00%	100.00%	$1,000.00
80.00	-20.00%	100.00%	$1,000.00
79.99	-20.01%	99.99%	$999.88
75.00	-25.00%	93.75%	$937.50
70.00	-30.00%	87.50%	$875.00
60.00	-40.00%	75.00%	$750.00
50.00	-50.00%	62.50%	$625.00
30.00	-70.00%	37.50%	$375.00
0.00	-100.00%	0.00%	$0.00

P5	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.
Example 1: The value of the Lesser Performing Reference Asset increases by 25% from the Initial Level of 100.00 to the Final Level of 125.00.  Because the Final Level of the Lesser Performing Reference Asset on the Valuation Date is greater than the Buffer Level, the investor receives at maturity, in addition to any accrued and unpaid coupon on the Notes, a cash payment of $1,000.00 per security, despite the 25% appreciation in the value of the Lesser Performing Reference Asset.

Example 2: The value of the Lesser Performing Reference Asset decreases by 15% from the Initial Level of 100.00 to the Final Level of 85.00.  Because the Final Level of the Lesser Performing Reference Asset is greater than the Buffer Level of 80.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the Notes, a cash payment of $1,000 per security, despite the 15% decline in the value of such Lesser Performing Reference Asset.

Example 3: The value of the Lesser Performing Reference Asset decreases by 50% from the Initial Level of $100.00 to the Final Level of 50.00. Because the Final Level of the Lesser Performing Reference Asset is less than the Buffer Level, we will pay an amount in cash that will be calculated as follows:
$1,000 + [$1,000 x (-50% + 20%) x 1.25] = $1,000 - $375 = $625.00
*   *  *

The Payments at Maturity shown above are entirely hypothetical; they are based on market values for the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in either Reference Asset.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

P6	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose some or all of their principal amount if there is a decline in the value in either Reference Asset between the date that the Initial Levels were determined and the Valuation Date. The rate of interest payable on the Notes may not be sufficient to compensate for any such loss.

•
Notes Are Linked to the Lesser Performing Reference Asset — If either of the Reference Assets has a Final Level that is less than its Buffer Level, your return will be linked to the Lesser Performing of the two Reference Assets.  It is possible that each of the Reference Assets will have a negative Percentage Change.

•
The Payments on the Notes Are Limited — The payments on the Notes will be limited to the Coupon Payments.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Assets, the securities included in the Reference Assets, or in a security directly linked to the positive performance of the Reference Assets.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Asset. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Asset. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the payments due on the Notes is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the value of the Reference Assets increases after the date that the Initial Levels were determined.  No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

P7	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
•
Market Disruption Events and Adjustments — The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices or levels of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Changes that Affect the EFA’s Underlying Index and the RTY Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the index sponsor for the index underlying the EFA and for the RTY, concerning the calculation of the index, additions, deletions or substitutions of the of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the value of the applicable Reference Asset, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an index sponsor changes these policies,

P8	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
for example, by changing the manner in which it calculates the applicable index, or if the sponsor discontinues or suspends the calculation or publication of an index.
•
Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Additional Risks Relating to the Notes Linked to the EFA
•
The EFA and its Underlying Index Are Different: The performance of the EFA may not exactly replicate the performance of its underlying index, because the EFA will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the EFA may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the EFA or due to other circumstances. The EFA may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities held by the EFA may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the EFA and the liquidity of the EFA may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the EFA. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EFA. As a result, under these circumstances, the market value of shares of the EFA may vary substantially from the net asset value per share of the EFA. For all of the foregoing reasons, the performance of the EFA may not correlate with the performance of its underlying index as well as the net asset value per share of the EFA, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
•
Management Risk — The EFA is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the EFA, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the EFA generally would not sell a security because the security’s issuer was in financial trouble. In addition, the EFA is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

•
Risks Associated with Foreign Securities Markets — Because foreign companies or foreign equity securities held by the EFA are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective

P9	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.
Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•
Exchange Rate Risk — The share price of the EFA will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EFA are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EFA are traded. An investor’s net exposure will depend in part on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EFA will be adversely affected and the price of the EFA, and consequently, the market value of the Notes may decrease.

•
The Policies of the EFA’s Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the EFA’s investment adviser concerning the management of the EFA’s, additions, deletions or substitutions of the securities held by the EFA could affect the market price of shares of the EFA and, therefore, the amount payable on the Notes on the maturity date and the market value of the Notes before that date.  The amount payable on the Notes and their market value could also be affected if the EFA’s investment adviser changes these policies, for example, by changing the manner in which it manages the EFA, or if the EFA’s investment adviser discontinues or suspends maintenance of the EFA, in which case it may become difficult to determine the market value of the Notes. The EFA’s investment adviser has no connection to the offering of the Notes and has no obligations to you as an investor in the Notes in making its decisions regarding the EFA.

Additional Risks Relating to the Notes Linked to the RTY
•
An Investment in the Notes is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization – The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-

P10	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

P11	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
ADDITIONAL TERMS OF YOUR NOTES RELATED TO THE RTY
Closing Level
The closing level of the RTY on any trading day will equal its closing level published following the regular official weekday close of trading on that trading day.
A “trading day” as to the RTY means a day on which the principal trading market for that index is open for trading.
Unavailability of the Level of the RTY
If the sponsor of the RTY discontinues publication of that index and its sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the calculation agent, that successor index will be used as a substitute for that index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If the sponsor of the RTY discontinues publication of that index prior to, and that discontinuance is continuing on, any trading day on which the level of that index must be determined, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating that index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of that index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising that index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the RTY may adversely affect the value of your Notes.
If at any time the method of calculating a closing level for the RTY or a successor index is changed in a material respect, or if the RTY is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent its level had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the RTY as if those changes or modifications had not been made.  Accordingly, if the method of calculating the RTY is modified so that the level of the RTY is a fraction of what it would have been if it had not been modified (e.g., due to a split in the RTY), then the calculation agent will adjust the level of that index in order to arrive at a level as if it had not been modified (e.g., as if such split had not occurred).

P12	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Index Market Disruption Events
A “market disruption event” with respect to the RTY means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of our obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the RTY:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the RTY;
•	a suspension, absence or limitation of trading in futures or options contracts relating to an index on their respective markets;
•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the RTY, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the RTY on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to the RTY or index components constituting 20% or more, by weight, of the RTY on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the RTY or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the RTY are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines in its sole discretion that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

P13	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
U.S. FEDERAL TAX INFORMATION
2.90% of each stated interest payment (6.05% in total) will be treated as an interest payment and 3.15% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 10, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Since one or more of the Reference Assets is an ETF, while the matter is not entirely clear, there exists a substantial risk that an investment in the Notes is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income and certain interest charges may apply.
Under Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P14	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
INFORMATION REGARDING THE REFERENCE ASSETS
We have derived the following information regarding each of the Reference Assets from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Neither we nor our affiliates participate in the preparation of the publicly available documents described below. Neither we nor our affiliates have made any due diligence inquiry with respect to either of the Reference Assets in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the value of either Reference Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any of the Reference Assets could affect the value of the applicable Reference Asset after the Trade Date, and therefore could affect the payment at maturity.
The selection of the Reference Assets is not a recommendation to invest in either Reference Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Assets.
iShares® MSCI EAFE ETF (the “EFA”)
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the EFA. The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The EFA typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the EFA realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to its respective shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the EFA, you will not be entitled to receive income, dividend, or capital gain distributions from the EFA or any equivalent payments.
Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the EFA may be obtained through the SEC’s website at http://www.sec.gov.  That information is not included or incorporated by reference in this document.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the Notes or any member of the public regarding the advisability of investing in any of the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about the EFA or any of the iShares® Funds.
The EFA
The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.” The Advisor employs a technique known as representative sampling to track the MSCI EAFE Index. The EFA generally invests at least 90% of its assets in the securities of the MSCI EAFE Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI EAFE Index. The EFA may invest the remainder of its assets in securities not included in the MSCI EAFE Index, but which the Advisor believes will help the EFA track the MSCI EAFE Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Advisor or its affiliates. The Advisor will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EFA’s assets invested in shares of such other funds.

P15	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
The MSCI EAFE Index
The information below is included only to give insight to the MSCI EAFE Index, the performance of which the EFA attempts to reflect. The Notes are linked to the performance of the EFA and not to the MSCI EAFE Index. We have derived all information contained in this document regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.
The MSCI EAFE Index is a free float-adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).

P16	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

P17	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

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Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of us, RBCCM or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.

P19	RBC Capital Markets, LLC

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Russell 2000® Index (“RTY”)
The RTY
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenue for the same cross-comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located unless the country is a Benefit Driven Incorporation “BDI” country. If the country in which its headquarters is located is a BDI, it will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day” in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.

P20	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
FTSE Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes.
FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of

P21	RBC Capital Markets, LLC

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investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell’s only relationship to Royal Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.

P22	RBC Capital Markets, LLC

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HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Assets for the period from January 1, 2013 to November 29, 2018.
We obtained the information regarding the historical performance of the Reference Assets in the graphs below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of either Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the prices or levels of the Reference Assets at any time. We cannot give you assurance that the performance of the Reference Assets will not result in the loss of all or part of your investment.

P23	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Historical Information for the iShares® MSCI EAFE ETF (“EFA”)
The graph below illustrates the performance of this Reference Asset from January 1, 2013 to November 29, 2018, reflecting its Initial Level of $63.04, which was its closing price on November 29, 2018. The red line represents its Buffer Level of $50.43, which is equal to 80.00% of its Initial Level (rounded to two decimal places).
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P24	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Historical Information for the Russell 2000® Index (“RTY”)
The graph below illustrates the performance of this Reference Asset from January 1, 2013 to November 29, 2018, reflecting its Initial Level of 1,525.387, which was its closing level on November 29, 2018. The red line represents its Buffer Level of 1,220.310, which is equal to 80.00% of its Initial Level (rounded to three decimal places).
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P25	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
USE OF PROCEEDS AND HEDGING
In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving purchases of the securities represented by the Reference Assets, shares of the EFA and/or listed and/or over-the-counter derivative instruments related to any of those securities or the Reference Assets prior to or on the Trade Date.  From time to time, including around the time of the Valuation Date and the Maturity Date, we, RBCCM, and our other affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we, RBCCM, and our other affiliates may:
•                      acquire or dispose of investments relating to the Reference Assets;
•                      acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the Reference Assets; or
•                      any combination of the above two.
We, RBCCM and our other affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We, RBCCM and our other affiliates may close out our or their hedges on or before the Valuation Date.  That step may involve sales or purchases of the securities represented by the Reference Assets, shares of the EFA, or over-the-counter derivative instruments linked to the Reference Assets.

P26	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on December 5, 2018, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
We may use this pricing supplement in the initial sale of the RevCons. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the RevCons after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

P27	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable

P28	RBC Capital Markets, LLC

Geared Buffered Reverse Convertible Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.

P29	RBC Capital Markets, LLC